Exhibit 5(b)

[TEXAS-NEW MEXICO POWER COMPANY® LOGO]

4100 International Plaza, Fort Worth, Texas 76109

P.O. Box 2943, Fort Worth, Texas 76113

Paul W. Talbot, Senior Counsel & Corporate Secretary

November 26, 2003

Texas-New Mexico Power Company

4100 International Plaza

Forth Worth, Texas 76109

Ladies and Gentlemen:

I am counsel for Texas-New Mexico Power Company, a Texas corporation (the “Company”), in connection with the Company’s offer to issue and exchange up to $250,000,000 aggregate principal amount of 6.125% Senior Notes due 2008 (the “Exchange Notes”) for a like amount of outstanding 6.125% Senior Notes due 2008 (the “Existing Notes”). The Exchange Notes will be issued pursuant to the Indenture, dated as of January 1, 1999, between the Company and JPMorgan Chase Bank (successor to Chase Bank of Texas, N.A.), as Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of January 1, 1999, and the Second Supplemental Indenture, dated as of June 1, 2003, between the Company and the Trustee (collectively, the “Indenture”). Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture.

In rendering this opinion, I have examined executed copies of the following documents: (i) the Registration Statement on Form S-4 (File No. 333-108522), and Amendments No. 1 and No. 2 thereto (collectively, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission to register the Exchange Notes under the Securities Act of 1933, as amended, (ii) the Indenture, and (iii) the form of Exchange Notes to be issued pursuant to the Indenture. I have also reviewed such other documents and made such other investigations as I have deemed appropriate.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, I am of the opinion that:

1. The Company is validly existing and in good standing under the laws of the State of Texas and has the corporate power to execute, deliver and perform its obligations under the Indenture and the Exchange Notes.

Texas-New Mexico Power Company

November 26, 2003

2. The Company has taken all corporate action necessary to authorize the execution, delivery and performance of the Indenture and the Exchange Notes.

I express no opinion as to any laws other than the laws of the State of Texas and the Federal laws of the United States of America.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to myself under the heading “Legal Matters” in the prospectus that forms a part thereof. In addition, I hereby consent to Kramer Levin Naftalis & Frankel LLP’s reliance on this opinion.

Very truly yours,

Paul W. Talbot